Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-3 of our report dated October 27, 2020 relating to the financial statements for the year ended June 30, 2020 of Renalytix plc (formerly Renalytix AI plc), appearing in the Annual Report on Form 20-F of Renalytix plc (formerly Renalytix AI plc) for the year ended June 30, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Morristown, New Jersey
May 2, 2023